Exhibit 10.29

EXECUTION VERSION

CARLOTZ, INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 18, 2017 (the “Effective Date”), by and between CarLotz, Inc., a Delaware corporation (the “Company”), and Michael W. Bor (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Amended and Restated Executive Employment Agreement, dated on or about April 1, 2011 (the “Prior Agreement”) substantially in the form of this Agreement; and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in the form of this Agreement such that the Company shall continue to employ the Executive upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the Company and the Executive agree as follows:

1.           Position. The Company agrees to employ the Executive, and the Executive agrees to serve the Company, initially as its Chief Executive Officer, or in such other capacities as may from time to time be defined by the Company’s Board of Directors (the “Board”) in its sole discretion. The parties intend that the Executive shall continue to so serve in the aforesaid capacity throughout the Term (as such term is defined below).

2.            Term of Employment. The term of the Executive’s employment shall be three (3) years and at the end of such term shall renew for annual terms unless sooner terminated under the provisions of Section 5 below, unless at least three (3) months prior to a subsequent annual anniversary thereof either the Executive or the Company gives to the other written notice that the term shall not be renewed at such annual anniversary, in which case the term shall expire on the day before such subsequent anniversary, as the case may be (the “Term”).

3.            Duties. The Executive throughout the Term shall devote such time and attention to the business and affairs of the Company and its affiliates, if any (“Affiliates”), as required to execute and perform the duties described in the last sentence of this Section 3, subject to applicable Company policy regarding holidays and vacations and except for illness or incapacity. The Executive shall not accept any proposed appointment to serve as a director, manager, trustee or the equivalent of any business, civic, charitable or other organization without the prior written approval of the Board. The Executive shall report directly to the Board, and shall have such duties as are set forth in the Bylaws of the Company or as the Board may assign to him from time to time.

4.            Compensation.

(a)            Salary. During the Term, the Executive’s salary hereunder shall be at the rate of $250,000 per year, payable in accordance the Company’s usual payroll practices (such amount being referred to as the “Annual Salary”). The Annual Salary does not include the deferred compensation currently being paid to Executive pursuant to that certain Deferred Compensation Plan, made effective as of June 1, 2015 of the Company (the “Deferred Compensation Plan”), and which shall continue to be paid to Executive pursuant to the Deferred Compensation Plan. When all such deferred compensation has been paid to the Executive pursuant to the Deferred Compensation Plan, the Annual Salary will be adjusted upwards such that the new Annual Salary shall be equal to the total of the former Annual Salary plus $84,792.72. The Company shall review such salary at least annually, taking into account, among other factors, Company and individual performance.

(b)            Bonuses. The Board may define specific company- and personal-performance thresholds such that, if achieved, the Executive may earn additional bonus compensation at or around the end of the calendar year. Any such bonus plan shall require as a condition to receiving any bonus that the Executive be employed by the Company on the last day of the calendar year to which it applies and shall stipulate that Executive shall not be entitled to receive any bonus that remains unpaid as of the date of Executive’s termination for Due Cause.

(c)            Loyalty Agreement. In consideration for the Executive’s employment by the Company under the terms of this Agreement (provided that the Executive acknowledges that there can be no guaranty that he will receive any payment hereunder), the Executive hereby agrees to enter into the Amended and Restated Loyalty Agreement in the form attached as Exhibit A hereto (the “Loyalty Agreement”) simultaneously with his execution of this Agreement and to abide by the terms thereof.

(d)            Benefits. During the Executive’s employment by the Company hereunder, the Executive shall be entitled to participate in such retirement, health and employment benefit plans (if any) of the Company that are generally available to senior executives of the Company, provided that such participation would not result in the non-compliance of any such benefit plan with applicable laws governing such plans. Any participation by the Executive in any plan sponsored by the Company shall be pursuant to the terms and conditions of such plans, as the same shall be amended from time to time. The Executive shall be entitled 20 days paid vacation per year. Unused vacation will not carry over from calendar year to calendar year and upon termination of employment, the Executive will not be entitled to any payment for accumulated unused vacation.

(e)            Put Right.

(i)            The Executive shall have the right to require the Company to redeem shares of the Executive’s Common Stock in the Company at a price of $9.83 per share following the Initial Closing, as that term is defined in the Stock Purchase Agreement between the Company and the other parties thereto, dated as of September 8, 2017 (the “Stock Purchase Agreement) (the “First Put Right”); and a second right to require the Company to purchase shares of the Executive’s Common Stock in the Company at a price of $9.83 per share following one of Tranche Two, Tranche Three or Tranche Four, as each of those terms are defined in the Stock Purchase Agreement (the “Second Put Right”, and together with the First Put Right, the “Put Rights”); provided that the aggregate cash value of the shares redeemed in the First Put Right shall not exceed $500,000 and the aggregate cash value of the shares redeemed in the Put Rights, in total, shall not exceed $1,000,000.

(ii)            Each Put Right shall be exercised within ninety (90) days of the applicable Closing (as such term is defined in the Stock Purchase Agreement) by the delivery of written notice from the Executive to the Company.

(iii)            Promptly after the delivery of written notice, the parties will commence the redemption, and the redemption shall be consummated within thirty (30) days of the Executives delivery of notice.

5.            Termination.

(a)            Death. In the event of the death of the Executive during the Term, his employment shall be terminated as of the date of death and any salary payable to him, subject to the terms of Section 4(a) above, shall be paid to his designated beneficiary, or in the absence of such designation, to the estate or other legal representative of the Executive. Except in accordance with the terms of the Company’s benefit programs and plans then in effect, after the date of his death, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(b)            Disability. In the event of the Executive’s Disability, as hereinafter defined, the Company may terminate the employment of the Executive. After termination of employment for Disability, except in accordance with the Company’s benefit programs and plans then in effect, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder. “Disability,” for purposes of this Agreement, means “disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Any determination of the Executive’s Disability made in good faith by the Board shall be conclusive and binding on the Executive, unless within 10 days after written notice to the Executive of such determination, the Executive elects by written notice to the Company to challenge such determination, in which case determination of Disability shall be made by arbitration pursuant to Section 11 below.

(c)            Termination by the Company for Due Cause. The Company may terminate the Executive’s employment for Due Cause. The Executive shall continue to receive the salary provided for in this Agreement only through the period ending with the date of such termination. Any rights and benefits he may have under employee benefit plans and programs of the Company shall be determined in accordance with the terms of such plans and programs. Except as provided in the two immediately preceding sentences, after termination of employment for Due Cause, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder. “Due Cause,” for purposes of this Agreement, means (i) the Executive’s committing or engaging in (A) any fraud or theft, misappropriation or embezzlement of funds or other assets of the Company or its customers, vendors, or joint venture partners, or (B) any negligent or reckless acts resulting in or causing material reputational or other material harm or damage to the Company or its subsidiaries, in the good faith reasonable judgment of the Board; (ii) the conviction of the Executive for, or the Executive’s plea of guilty or nolo contendere to: (X) any felony or (Y) any other crime (whether or not connected with the Executive’s employment); but in each of the above cases, only if such felony or crime involves fraud or moral turpitude or has or could have the effect, in the Board’s reasonable and good faith determination, of causing material reputational or other material harm or damage to the Company or its subsidiaries; (iii) any repeated failure of the Executive to be actively engaged in his duties, which failure has not been cured within fifteen (15) days after written notice thereof from the Board specifying in reasonable detail such failure; (iv) the Executive’s violation of any reasonable written direction (including any such direction contained in the minutes of any meeting of the Board) or any rule or regulation established by the Board, which violation has not been cured (if curable) by the Executive within fifteen (15) days after written notice thereof from the Board specifying in reasonable detail the violation; (v) any material breach by the Executive of his obligations to the Company (or failure of the Executive to substantially perform his duties) (including any failure to comply with any policies of the Company or the terms of this Agreement or the Loyalty Agreement), which failure has not been cured (if curable) by the Executive within 15 days after written notice thereof from the Board specifying in reasonable detail the failure or breach; or (vi) the Executive’s use of (i) illegal drugs, (ii) any illegal substance, or (iii) excessive use of alcohol; in each case only in such a manner that materially interferes with the performance of his duties under this Agreement and includes the Executive’s failure to take steps to remedy, or seek treatment for, such use within a medically reasonable period of time after written notice thereof from the Board.

(d)            Termination by the Company Other than for Due Cause. The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason or reasons it deems appropriate, or for no reason whatsoever. Without limiting the foregoing, termination due to the Company’s election not to renew this Agreement upon the expiration of the Term shall be deemed to be termination by the Company other than for Due Cause.

(e)            Termination of Employment by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” as a basis for termination of the Executive’s employment shall mean (i) a material breach by the Company of Section 4(a) or 4(d) of this Agreement (which breach is not cured within 10 days after written notice thereof by the Executive to each of the Directors of the Company, which notice shall specifically describe such alleged breach), (ii) a significant reduction by the Board of the Executive’s responsibilities under this Agreement, (iii) a relocation of Executive’s place of employment and office of more than fifty (50) miles, or (iv) a significant health problem of the Executive which materially interferes with the Executive’s ability to perform his responsibilities hereunder. Upon the occurrence of any of the foregoing, Executive shall provide forty-five (45) days’ written notice to Executive’s supervisor, and the Company shall have forty-five (45) days to correct any event that has given rise to the right of Executive to resign with Good Reason, except in the case of subsection (iv) which notice shall be given within a reasonable medical period and which the Company shall have no opportunity to correct.

(f)            Voluntary Termination. In the event that the Executive terminates his employment at his own volition prior to the expiration of the Term (except for Good Reason as provided in Section 5(e) above), including, without limitation, any termination as a result of the Executive’s election not to renew this Agreement, such termination shall constitute a “Voluntary Termination” and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Due Cause under Section 5(c) above.

(g)            Severance. Upon any termination by the Company other than for Due Cause, or upon any termination by the Executive for Good Reason, and provided that such termination is not due to the death or Disability of the Executive (except as may be Good Reason pursuant to Section 5(e)(iv) above), the Executive shall be entitled to the Termination Payment (as hereinafter defined) and shall remain subject to and bound by the Loyalty Agreement in accordance with its terms. The term “Termination Payment” shall mean a single cash payment equal to the Annual Salary. Provided that the Executive has been paid any salary in accordance with the terms of Section 4(a) above prior to the effective date of the Executive’s termination, any Termination Payment shall be made within sixty (60) days after the effective date of the Executive’s termination. Following the Executive’s termination of employment under this Section, the Executive will have no further obligation to provide services to the Company pursuant to Sections 1 and 3. Except for the Termination Payment and as otherwise provided in accordance with the terms of this Agreement and the Company’s benefit programs and plans then in effect, after termination by the Company of employment for other than death, Disability or Due Cause, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(h)            Notice of Termination; Resignation, Release. Any termination under Section 5(c) by the Company for Due Cause or Section 5(d) by the Company without Due Cause or Section 5(b) for Disability, or by the Executive for Good Reason under Section 5(e), or for a Voluntary Termination by the Executive under Section 5(f), shall be communicated by Notice of Termination to the other party thereto given in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) in the case of termination pursuant to Section 5(c), (d), (e) or (f) (other than an election not to renew), if the termination date is other than the date of receipt of such Notice, specifies the termination date (which date shall not be prior to the date of such notice or more than 15 days after the giving of such Notice).

Notwithstanding anything in this Agreement to the contrary, in order to be eligible to receive any payments or benefits hereunder as a result of the termination of the Executive’s employment, in addition to fulfilling all other conditions precedent to such receipt, the Executive (if he has the legal capacity to do so and if not, his legal representative) (i) within two (2) days after the termination date, must resign as a member of the Board if applicable, and as an officer, manager, director and employee of the Company and its Affiliates (which resignation shall be made effective as of the termination date), and (ii) within 30 days after the termination date, on behalf of the Executive and his estate, heirs and representatives, execute a release in form and substance satisfactory to the Company and its legal counsel releasing the Company, its Affiliates and each of the Company’s and such Affiliate’s respective past, present and future officers, directors, shareholders, members, partners, equity holders, managers, employees, agents, independent contractors, representatives, trustees, advisors, lawyers, accountants, consultants, successors and assigns and each of the foregoing’s respective past, present and future affiliates, heirs, estates, representatives, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all known or unknown claims related to the Executive’s employment with the Company or separation from such employment (other than with respect to compensation or benefits to be paid or provided by the Company as specifically set forth above in this Section 5).

(i)            Earned and Accrued Payments. The foregoing notwithstanding, but subject to Section 4(b) and Section 5(c), upon the termination of the Executive’s employment at any time, for any reason, the Executive shall be paid all amounts that had already been earned and accrued as of the time of termination.

(j)            Effective Date of Termination. For purposes of this Agreement, the effective date of the Executive’s termination shall be deemed to be: (i) in the case of the death of the Executive, the date of death; (ii) in the case of Disability, the date upon which the definition of Disability is satisfied, as determined by the Board in accordance with Section 5(b) or pursuant to arbitration, if elected; (iii) in the case of any termination by the Company under Section 5(c) or 5(d) or by the Executive under Section 5(e) or Section 5(f), the date a Notice of Termination is received by the other party (or such other termination date specified in the Notice of Termination in accordance with Section 5(h)); and in the case of an election not to renew, the last day of employment.

6.            Successors and Assigns.

(a)            Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company may assign this Agreement to any successor to the Company (whether by merger or otherwise) and any corporation or other entity to which the Company may, directly or indirectly, be sold or transfer all or substantially all of its assets and business, in which case the term “Company,” as used herein, shall mean such corporation or other successor entity.

(b)            Assignment by the Executive. The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company; provided, however, that nothing herein shall preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable following occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries,” as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive’s estate.

7.            Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia without reference to the choice or conflict of law principles thereof.

8.            Entire Agreement. This Agreement, along with the Loyalty Agreement, contain all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including the Prior Agreement. This Agreement may only be modified by an instrument in writing signed by all parties hereto. The terms of this Agreement and the Loyalty Agreement shall be interpreted to be independent agreements such that the parties must comply with the terms of each such agreement. The Loyalty Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

9.            Code Section 409A. To the extent applicable, this Agreement is intended to comply with Section 409A of the Code, and the Company shall interpret and administer the Agreement in accordance therewith. In addition, any provision, including, without limitation, any definition, in this Agreement that is determined to violate the requirements of Code Section 409A shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in this Agreement under Code Section 409A that is not expressly set forth shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provisions were expressly set forth herein. In addition, the timing of payment of the benefits provided for under this Agreement shall be revised as necessary for compliance with Code Section 409A.

10.          Waiver of Breach. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

11.          Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered or certified mail, or the next business day if sent for next day delivery by a reputable special courier such as Federal Express or United Parcel Service addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing.

If to the Company:

CarLotz, Inc.

406 W. Franklin Street
Richmond, VA 23220
Attn: Board of Directors

With a copy to each of:

McGuireWoods LLP
Gateway Plaza

800 East Canal Street

Richmond, VA 23219-3916

Attn: Bryce D. Jewett III

TRP Capital Partners, LP
2555 Telegraph Road

Bloomfield Hills, MI 48302

Attn: Steve Carrel

Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103

Attn: H. John Michel, Jr.

If to the Executive:

Michael W. Bor

12.            Arbitration. Any controversy or claim arising out of or relating to this Agreement (other than any claim for injunctive or other equitable relief), or any breach thereof, shall be settled by arbitration in Richmond, Virginia in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The board of arbitrators shall consist of one arbitrator to be appointed by the Company, one by the Executive, and one by the two arbitrators so chosen. The cost of arbitration shall be allocated between the parties as determined by the arbitrators.

13.            Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

14.            Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15.            Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

16.            Counsel. This Agreement has been prepared in part by counsel to the Company, after full disclosure of its representation of the Company and with the consent and direction of the Executive. The Executive has reviewed the contents of this Agreement and fully understands its terms. The Executive acknowledges that he is fully aware of his right to seek independent advice and the risks in not seeking such independent advice, and that he fully understands the potentially adverse interests of the Company with respect to the this agreement. The Executive further acknowledges that he has been advised of the importance of seeking independent counsel with respect to the tax or other consequences of this Agreement or any matters contemplated by this Agreement or the Executive’s employment with the Company. By executing this Agreement, the Executive represents that he has either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel. Each party hereby agrees that in the interpretation or construction of this Agreement, the Agreement shall not be construed against any party on the basis that such party was the drafter of this Agreement or on any other basis.

17.            Amendment of Prior Agreement. The Prior Agreement is hereby amended, restated, terminated and superseded in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the Executive. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPANY:

CARLOTZ, INC.

/s/ Michael W. Bor
By: Michael W. Bor
Its: President and Chief Executive Officer

EXECUTIVE:

/s/ Michael W. Bor
Michael W. Bor